Tidal Commodities Trust I 10-K

EXHIBIT 97.1

Tidal Investments LLC,

As the SPOnsor of

Tidal Commodities Trust I

Incentive-BASED Compensation Recovery Policy

1.	Policy Purpose. The purpose of this Incentive-Based Compensation Recovery Policy (this “Policy”) of Tidal Investments LLC (the “Sponsor”), as the sponsor of Tidal Commodities Trust I (the “Trust”), is to enable the Trust or the Sponsor, as applicable, to recover Erroneously Awarded Compensation in the event that the Trust is required to prepare an Accounting Restatement with respect to itself or any of its fund series (each a “Fund” and collectively the “Funds”). This Policy is intended to comply with the requirements set forth in NYSE Arca Rule 5.3-E(p) or other similar applicable listing rule of such other national securities exchange or a national securities association as a Fund may in the future become a listed issuer (the “Listing Rule”) and shall be construed and interpreted in accordance with such intent. Unless otherwise defined in this Policy, capitalized terms shall have the meaning ascribed to such terms in Section 7. This Policy shall be effective as of December 1, 2023. Where the context requires, reference to the Trust shall include the Sponsor.

2.	Policy Administration. This Policy shall be administered by the Board of Boards of the Sponsor (the “Board”). The Board has full and final authority to make all determinations under this Policy. All determinations and decisions made by the Board pursuant to the provisions of this Policy shall be final, conclusive and binding on all persons, including the Trust, the Funds, the Sponsor, shareholders of each Fund and Executive Officers. Any action or inaction by the Board with respect to an Executive Officer under this Policy in no way limits the Board’s actions or decisions not to act with respect to any other Executive Officer under this Policy or under any similar policy, agreement or arrangement, nor shall any such action or inaction serve as a waiver of any rights the Trust or the Sponsor may have against any Executive Officer other than as set forth in this Policy.

3.	Policy Application. This Policy applies to all Incentive-Based Compensation received by a person: (a) on or after October 2, 2023, and beginning service as an Executive Officer; (b) who served as an Executive Officer at any time during the performance period for such Incentive-Based Compensation; (c) while a Fund had a class of securities listed on a national securities exchange or a national securities association; and (d) during the three completed fiscal years immediately preceding the Accounting Restatement Date. In addition to such last three completed fiscal years, the immediately preceding clause (d) includes any transition period that results from a change in Fund’s fiscal year within or immediately following such three completed fiscal years; provided, however, that a transition period between the last day of the Fund’s previous fiscal year end and the first day of its new fiscal year that comprises a period of nine to twelve months shall be deemed a completed fiscal year. For purposes of this Policy, Incentive-Based Compensation is deemed received in a Fund’s fiscal period during which the Financial Reporting Measure specified in the Incentive-Based Compensation award is attained, even if the payment or grant of the Incentive-Based Compensation occurs after the end of that period. For the avoidance of doubt, Incentive-Based Compensation that is subject to both a Financial Reporting Measure vesting condition and a service-based vesting condition shall be considered received when the relevant Financial Reporting Measure is achieved, even if the Incentive-Based Compensation continues to be subject to the service-based vesting condition.

4.	Policy Recovery Requirement. In the event an Accounting Restatement is required, the Trust or the Sponsor, as applicable, must recover, reasonably promptly, Erroneously Awarded Compensation, in amounts determined pursuant to this Policy. The Trust’s and the Sponsor’s obligations to recover Erroneously Awarded Compensation are not dependent on if or when the applicable Fund(s) files the required restated financial statements. Recovery under this Policy with respect to an Executive Officer shall not require the finding of any misconduct by such Executive Officer or such Executive Officer being found responsible for the accounting error leading to an Accounting Restatement. In the event of an Accounting Restatement, the Trust or the Sponsor, as applicable, shall satisfy the their respective obligations under this Policy to recover any amount owed from any applicable Executive Officer by exercising its sole and absolute discretion in how to accomplish such recovery. The Trust’s and the Sponsor’s recovery obligation pursuant to this Section 4 shall not apply to the extent that the Board, determines that such recovery would be impracticable and:

a.	The direct expense paid to a third party to assist in enforcing this Policy would exceed the amount to be recovered. Before concluding that it would be impracticable to recover any amount of Erroneously Awarded Compensation based on expense of enforcement, the Trust or the Sponsor, as applicable, must make a reasonable attempt to recover such Erroneously Awarded Compensation, document such reasonable attempt(s) to recover, and provide that documentation to the Exchange; or

b.	Recovery would likely cause an otherwise tax-qualified retirement plan, under which benefits are broadly available to employees of the registrant, to fail to meet the requirements of Section 401(a)(13) or Section 411(a) of the Code.

5.	Policy Prohibition on Indemnification and Insurance Reimbursement. The Trust and the Sponsor are prohibited from indemnifying any Executive Officer or former Executive Officer against the loss of Erroneously Awarded Compensation. Further, the Trust and the Sponsor are prohibited from paying or reimbursing an Executive Officer for purchasing insurance to cover any such loss.

6.	Required Policy-Related Filings. The Trust, on behalf of each applicable Fund, shall file all disclosures with respect to this Policy in accordance with the requirements of the Federal securities laws, including disclosures required by U.S. Securities and Exchange Commission filings.

7.	Definitions.

a.	“Accounting Restatement” means an accounting restatement due to the material noncompliance of the Trust with any financial reporting requirement under the securities laws, including any required accounting restatement to correct an error in previously issued financial statements that is material to the previously issued financial statements, or that would result in a material misstatement if the error were corrected in the current period or left uncorrected in the current period.

b.	“Accounting Restatement Date” means the earlier to occur of: (i) the date the Board, a committee of the Board, or the officer or officers of the Sponsor authorized to take such action if the Board action is not required, concludes, or reasonably should have concluded, that the Trust or a Fund is required to prepare an Accounting Restatement; and (ii) the date a court, regulator, or other legally authorized body directs the Trust or a Fund to prepare an Accounting Restatement.

c.	“Code” means the U.S. Internal Revenue Code of 1986, as amended. Any reference to a section of the Code or regulation thereunder includes such section or regulation, any valid regulation or other official guidance promulgated under such section, and any comparable provision of any future legislation or regulation amending, supplementing, or superseding such section or regulation.

d.	“Erroneously Awarded Compensation” means, in the event of an Accounting Restatement, the amount of Incentive-Based Compensation previously received that exceeds the amount of Incentive-Based Compensation that otherwise would have been received had it been determined based on the restated amounts in such Accounting Restatement, and must be computed without regard to any taxes incurred or paid by the relevant Executive Officer; provided, however, that for Incentive-Based Compensation based on stock price or total stockholder return, where the amount of Erroneously Awarded Compensation is not subject to mathematical recalculation directly from the information in an Accounting Restatement: (i) the amount of Erroneously Awarded Compensation must be based on a reasonable estimate of the effect of the Accounting Restatement on the stock price or total stockholder return upon which the Incentive-Based Compensation was received; and (ii) the Trust must maintain documentation of the determination of that reasonable estimate and provide such documentation to the Exchange.

e.	“Exchange” means the national securities exchange or a national securities association on which a Fund’s shares are listed.

f.	“Executive Officer” means the Trust’s president, principal financial officer, principal accounting officer (or if there is no such accounting officer, the controller), any vice-president of the Trust in charge of a principal business unit, division, or function (such as sales, administration, or finance), any other officer who performs a policy-making function, or any other person who performs similar policy-making functions for the Trust. An executive officer of the Sponsor is deemed an “Executive Officer” if the executive officer performs such policy making functions for the Trust.

g.	“Financial Reporting Measure” means any measure that is determined and presented in accordance with the accounting principles used in preparing the Trust’s or a Fund’s financial statements, and any measure that is derived wholly or in part from such measure; provided, however, that a Financial Reporting Measure is not required to be presented within the Trust’s or a Fund’s financial statements or included in a filing with the U.S. Securities and Exchange Commission to qualify as a “Financial Reporting Measure.” For purposes of this Policy, “Financial Reporting Measure” includes, but is not limited to, Fund share price and total shareholder return.

h.	“Incentive-Based Compensation” means any compensation that is granted, earned, or vested based wholly or in part upon the attainment of a Financial Reporting Measure. For the avoidance of doubt, “Incentive-Based Compensation” does not include the fixed percentage of Fund net asset value calculated daily and paid monthly in arrears by the Fund to the Sponsor, or similar fees that are not granted, earned, or vested based wholly or in part upon the attainment of a Trust or a Fund Financial Reporting Measure.

8.	Acknowledgement. Each Executive Officer shall sign and return to the Sponsor, within 30 calendar days following the later of (i) the effective date of this Policy first set forth above or (ii) the date the individual becomes an Executive Officer, the Acknowledgement Form attached hereto as Exhibit A, pursuant to which the Executive Officer agrees to be bound by, and to comply with, the terms and conditions of this Policy.

9.	Board Indemnification. The members of the Board, shall not be personally liable for any action, determination or interpretation made with respect to this Policy and shall be fully indemnified by the Sponsor to the fullest extent under applicable law and Sponsor policy and by the Trust in accordance with terms of the trust agreement, as amended and supplemented from time to time that governs the Trust with respect to any such action, determination or interpretation. The foregoing sentence shall not limit any other rights to indemnification of the members of the Board under applicable law or Sponsor policy.

10.	Severability. The provisions in this Policy are intended to be applied to the fullest extent of the law. To the extent that any provision of this Policy is found to be unenforceable or invalid under any applicable law, such provision shall be applied to the maximum extent permitted, and shall automatically be deemed amended in a manner consistent with its objectives to the extent necessary to conform to any limitations required under applicable law.

11.	Amendment; Termination. The Board may amend this Policy from time to time in its sole and absolute discretion and shall amend this Policy as it deems necessary to reflect the Listing Rule. The Board may terminate this Policy at any time.

12.	Other Recovery Obligations; General Rights. To the extent that the application of this Policy would provide for recovery of Incentive-Based Compensation that the Trust or the Sponsor, as the case may be, recovers pursuant to Section 304 of the Sarbanes-Oxley Act or other recovery obligations, the amount the relevant Executive Officer has already reimbursed the Trust or the Sponsor, as the case may be, will be credited to the required recovery under this Policy. This Policy shall not limit the rights of the Trust and the Sponsor to take any other actions or pursue other remedies that the Sponsor may deem appropriate under the circumstances and under applicable law. To the maximum extent permitted under the applicable Listing Rule, this Policy shall be administered in compliance with (or pursuant to an exemption from the application of) Section 409A of the Code.

13.	Successors. This Policy is binding and enforceable against all Executive Officers and their beneficiaries, heirs, executors, administrators or other legal representatives.

14.	Governing Law; Venue. This Policy and all rights and obligations hereunder are governed by and construed in accordance with the internal laws of the State of Delaware, excluding any choice of law rules or principles that may direct the application of the laws of another jurisdiction. All actions arising out of or relating to this Policy shall be heard and determined exclusively in the Court of Chancery of the State of Delaware or, if such court declines to exercise jurisdiction or if subject matter jurisdiction over the matter that is the subject of any such legal action or proceeding is vested exclusively in the U.S. Federal courts, the U.S. District Court for the District of Delaware.

EXHIBIT A

Tidal Investments LLC

As the SPOnsor of

Tidal Commodities Trust I

Incentive-BASED Compensation Recovery Policy

Acknowledgement Form

By signing below, the undersigned acknowledges and confirms that the undersigned has received and reviewed a copy of the Incentive-Based Compensation Recovery Policy (the “Policy”) of Tidal Investments LLC (the “Sponsor”), as the sponsor of Tidal Commodities Trust I (the “Trust”).

By signing this Acknowledgement Form, the undersigned acknowledges and agrees that the undersigned is and will continue to be subject to the Policy and that the Policy will apply both during and after the undersigned’s employment with the Sponsor. Further, by signing below, the undersigned agrees to abide by the terms of the Policy, including, without limitation, by returning any Erroneously Awarded Compensation (as defined in the Policy) to the Trust or Sponsor, as applicable, to the extent required by, and in a manner consistent with, the Policy. Further, by signing below, the undersigned agrees that the terms of the Policy shall govern in the event of any inconsistency between the Policy and the terms of any employment agreement to which the undersigned is a party, or the terms of any compensation plan, program or agreement under which any compensation has been granted, awarded, earned or paid.

EXECUTIVE OFFICER

Signature

Print Name

Date

A-1